UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2012

MEMC Electronic Materials, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)
501 Pearl Drive (City of O'Fallon) St. Peters, Missouri (636) 474-5000 (Address of principal executive offices)	63376 (Zip Code)
(636) 474-5000 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On October 11, 2012, Antonio R. Alvarez, Jeffry N. Quinn and Steven V. Tesoriere were appointed by the Board of Directors of MEMC Electronic Materials, Inc. (the “Company”) to fill vacancies on the Board of Directors. Messrs. Alvarez, Quinn and Tesoriere will serve as Class II directors with terms expiring at the Company's Annual Meeting of Stockholders in 2015. The Board has not made any committee assignments for the new directors at this time, but expects to do so in connection with its regular quarterly Board meeting in late October 2012. The Company announced the appointment of Messrs. Alvarez, Quinn and Tesoriere in its October 11, 2012 press release. A copy of that press release is being filed with this Form 8-K as Exhibit 99.1.

Each of the Messrs. Alvarez, Quinn and Tesoriere was nominated by the Company's Nominating and Corporate Governance Committee (the “Committee”) after a thorough review of the candidates' backgrounds, relevant experience and professional and personal reputations. The Committee conducted a formal search for nominees and considered recommendations from Board members, management and stockholders of the Company. In particular, the Committee considered the recommendation from Altai Capital Management, L.P. (“Altai Capital”), beneficial owner of approximately 7% of the Company's common stock, of Mr. Tesoriere. Mr. Tesoriere is a Managing Principal and Portfolio Manager at Altai Capital.

Each of Messrs. Alvarez and Quinn will participate in the Company's non-employee director compensation program. Mr. Tesoriere has advised the Company that he will waive all compensation from the Company for his service on the Board of Directors and so will not be participating in the Company's non-employee director compensation program at this time.

A complete description of the Company's non-employee director compensation program is set forth in the Company's proxy statement for the 2012 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on April 12, 2012 ("Information About Nominees and Continuing Directors - Board of Directors and Committees of the Board of Directors - Director Compensation") and is incorporated herein by this reference. Pursuant to the program, upon initial appointment to the Board, outside directors receive a grant of options to purchase 25,000 shares, which options vest ratably each year over four years. In addition, each non-employee director receives upon appointment a pro-rata portion of the annual grant of restricted stock units (“RSUs”). The RSUs vest 100% on the first anniversary of the grant date. Grants of RSUs are also awarded annually on the date of the Annual Stockholder Meeting to existing directors, in an amount such that the number of shares of MEMC common stock underlying the RSUs has a total value of $185,000 on the date of grant. As previously reported by the Company, in its consideration of this part of the non-employee director compensation for 2012, the Compensation Committee of the Board of Directors was concerned that the decline in the Company's stock price would result in RSU grants at significantly higher share levels than in the past, use of a disproportionately large number of shares from the Company's 2010 Equity Incentive Plan and greater dilution to the Company's stockholders. The Compensation Committee determined that the proper course of action was to reduce significantly the annual RSU grants for 2012 to mitigate these negative consequences, even though the value associated with such grants would be substantially less than contemplated by the non-employee director compensation program. On May 24 2012, the Compensation Committee proposed, and the Board approved, a reduction in the number of RSUs to be granted to the non-employee directors for 2012. Accordingly, on May 25, 2012, the non-employee directors received only 35,000 restricted stock units, valued at approximately $56,000 based on the closing price of the Company's common stock on the date of grant. In line with the Board's annual grant for 2012, each of Messrs. Alvarez and Quinn received 23,333 RSUs, a pro rata portion of the 35,000 RSUs granted to the Board members following the 2012 Annual Stockholder Meeting. The RSUs will vest 100% on October 11, 2013.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits            Item
99.1            Press release dated October 11 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.
Date:	October 11, 2012	By:	/s/ Bradley D. Kohn
Name: Bradley D. Kohn Title: Senior Vice President, General Counsel and Corporate Secretary

Exhibit Index

Number	Item
99.1	Press release dated October 11, 2012.